Yum! Brands Announces Full-Year 2010 Expectations;
Reaffirms 2009 EPS Growth Forecast of 12%, Excluding Special Items;
Will Host Investor Update Meeting December 9, 2009

Louisville, KY (December 4, 2009) — Yum! Brands Inc. (NYSE: YUM), in advance of its annual investor update meeting, reaffirms its full year 2009 EPS growth forecast of 12%, excluding special items. Yum! also announces that it expects to deliver at least 10% EPS growth in 2010, excluding special items, which would mark the ninth straight year of meeting or exceeding this annual EPS growth target.

David C. Novak, Chairman and CEO, said, “2009 has been a year of solid performance led by our China and Yum! Restaurants International businesses, and we remain on track to deliver 12% EPS growth.  This performance has been driven by our industry leading international new unit development, favorable commodity costs, productivity gains across our businesses and a lower effective tax rate.  We are also pleased that we were able to deliver an increased dividend to our shareholders as well as improve on our industry leading Return on Invested Capital (ROIC).  Our biggest challenge continues to be driving same-store-sales growth in the difficult consumer environment.  All indications are that 2010 will be another challenging year, and we have built our plans accordingly.  We plan to deliver at least 10% EPS growth in 2010 benefiting from international new unit development, disciplined cost management, modest same-store-sales growth and favorable foreign currency translation.  We believe our track record of delivering double-digit EPS growth is driving long-term value for our shareholders.”

2010 TARGETS
-	At least 10% EPS growth
-	Continued substantial international new unit development of 1,400, including both Yum! Restaurants International (YRI) and China.
-	Target profit growth, excluding foreign currency translation, of 15% in mainland China, 10% in YRI and 5% in the U.S.
-	Currently estimating foreign currency translation benefit of $25-50MM.

CURRENT OUTLOOK FOR 2009
-	Full year 2009 EPS growth of 12%, excluding special items, led by full year new unit development of 1,400+ new units in China and YRI combined.
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Full year 2009 estimated system sales growth, excluding foreign currency translation, of 9% in mainland China and 5% in YRI, and same-store-sales decline of 4% in the U.S.  Fourth quarter estimated same-store-sales performance of -3% in mainland China, -1% in YRI and -8% in the U.S.

-	Full year 2009 negative foreign currency translation impact of about $45MM.

2009 INVESTOR UPDATE MEETING
The company will present a business update and take questions on its strategies and global expansion outlook on Wednesday, December 9, 2009 from approximately 8:45 a.m. to 12:30 p.m. EST, at the St. Regis Hotel in New York City. Following the event beginning at 12:45 pm, the company will have a detailed modeling session and will provide additional full-year 2010 guidance.

The 2009 Investor Update Meeting will be webcast live with the presentation and will also be available following the event along with the detailed full-year 2010 guidance. These can be accessed online at www.yum.com.

This announcement, any related announcements and the related webcast may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Our forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from those projected. Factors that can cause our actual results to differ materially include, but are not limited to: economic and political conditions in the countries where we operate; currency exchange and interest rates; commodity, labor and other operating costs; competition, consumer preferences or perceptions; the impact of any widespread illness or food borne illness; the effectiveness of our operating initiatives and marketing; new-product and concept development by us and our competitors; the success of our strategies for refranchising and international development; the continued viability of our franchise and license operators; our ability to secure and maintain distribution and adequate supply to our restaurants; publicity that may impact our business and/or industry; pending or future legal claims; our effective tax rates; our actuarially determined casualty loss estimates; government regulations; and accounting policies and practices. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to update any of these statements.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants, with more than 36,000 restaurants in more than 110 countries and territories. The company is ranked #239 on the Fortune 500 List, with revenues in excess of $11 billion in 2008. Four of the company's restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver's – are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories, respectively. Outside the United States, the Yum! Brands system opened more than four new restaurants each day of the year, making it the largest retail developer in the world. The company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving, and consistent shareholder returns. Yum! Brands has been named one of the “100 Best Corporate Citizens” by Corporate Responsibility Officer magazine for its ongoing commitment to corporate responsibility and ranked among the best investor relations web sites in North America in the 2009 IR Global Rankings.  For the second year, the company launched the world's largest private sector hunger relief effort in partnership with the United Nations World Food Programme and other hunger relief agencies. To date, this effort is helping to save approximately 4 million people in remote corners of the world, where hunger is most prevalent.

Analysts are invited to contact:
Tim Jerzyk, Senior Vice President and Treasurer, at 888/298-6986
Bruce Bishop, Director Investor Relations, at 888/298-6986

Members of the media are invited to contact:
Amy Sherwood, Vice President Public Relations, at 502/874-8200